Exhibit 99.1

GSV Capital Announces Series of Investments in Leading VC Backed Companies

GSV Capital’s Investments Include Top VC Backed Companies in the Green Technology, eCommerce and Education Technology Sectors

WOODSIDE, CA – July 12, 2011 – GSV Capital Corp. (NASDAQ-GSVC) announced it has acquired shares in five leading venture capital (VC) backed private companies -- Bloom Energy, Chegg, Gilt Groupe, Silver Spring Networks and Serious Energy.  These transactions, combined with previously announced investments in Kno and Facebook mark a total of seven companies GSV Capital has completed investments in since going public on April 28th, 2011.

"Our objective is to provide individual and institutional investors access to what we believe are some of the fastest growing and most dynamic private companies in the marketplace today," said Michael T. Moe, GSV Capital's CEO and CIO.  "We utilize our research, our relationships and market knowledge to target and invest in companies that we believe can be the stars of tomorrow and will drive significant shareholder value over time.”

Bloom Energy, Silver Spring Networks and Serious Energy are rapidly growing leaders in the Green Technology Industry.  Bloom Energy is a leader in creating highly efficient alternative power used by companies including Google and top VCs include Kleiner Perkins and NEA.  Silver Spring Networks is an energy efficient smart grid provider and also includes Kleiner Perkins as an investor.  Serious Energy makes energy efficient material used in windows for buildings including the Empire State Building and energy intelligence software for commercial buildings.  Serious’ lead VC partner is NEA.

Gilt Groupe is an innovative New York City-based eCommerce platform that has experienced tremendous growth by providing compelling daily deals to its highly engaged community of shoppers.  Gilt Groupe has General Atlantic, Matrix, NEA and Softbank among its VC investors.

Chegg, already established as the number one online textbook rental company, is transforming the way students learn by building a social education learning platform.  From course planning and selection, textbooks, study materials, homework help and notes, Chegg provides a platform of services to help students save time, money and get smarter. Since its founding, Chegg has grown into a well-respected and trusted brand used by over 30 percent of college students nationwide and is listed as one of Wall Street Journal’s Top 50 Venture-Backed Companies.

The five investments announced today represent approximately $7.8 million in investments or 17% of GSV Capital’s net asset value.  To date, GSV Capital has invested approximately 36% of the net proceeds of its initial public offering. Additionally, GSV is presently in the final stages of additional private company investments that it anticipates acquiring within the next 30-60 days, subject to applicable closing conditions.  If all transactions are completed that are currently in process, GSV will have invested more than 50% of its capital.

About GSV Capital Corp.

GSV Capital Corp. (Nasdaq:GSVC - News) is a publicly traded investment fund that gives individual investors access to high growth, venture backed private companies. GSV Capital is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GSV is headquartered in Woodside, CA. For more information please visit http://gsvcap.com/

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

Contact:

Investors and Media:
Alex Wellins
(415) 217-5861
alex@blueshirtgroup.com